Exhibit 99.1

Motorola Names Daniel M. Moloney President of Motorola Mobility

Industry Leader Joins Motorola Mobility

SCHAUMBURG, Ill., August 2, 2010 — Motorola, Inc. (NYSE: MOT) today announced that the company named Daniel M. Moloney president of its Motorola Mobility business. He joins Motorola Mobility after serving as chief executive officer of a leading electronic component company. Moloney will oversee Motorola Mobility’s Home business as well as the following functional organizations: Supply Chain, IT and Government Affairs. In addition, Moloney will help prepare Motorola Mobility for its launch as an independent, publicly traded company. Moloney will begin in his new role on September 1, 2010 and report to Dr. Sanjay Jha, Co-CEO of Motorola, Inc. and CEO of Motorola Mobility.

“I am delighted that Dan is re-joining Motorola Mobility. He is a seasoned leader with more than 25 years of industry experience,” said Jha. “Dan’s operational expertise, strategic orientation and strong customer relationships will help continue to position Motorola Mobility for the convergence of mobility, media, consumer computing and the mobile Internet.”

“I look forward to this exciting opportunity and to working with Sanjay and Motorola Mobility’s leadership team again,” said Moloney. “I am confident that together we can capitalize on the opportunities ahead as an independent public company.”

“I am also proud to have been part of Technitrol, a company with strong technology and human talent that is well-positioned to take full advantage of high-growth markets. I look forward to my continued role as a member of the Board of Directors,” added Moloney.

Most recently Moloney served as president and chief executive officer of Technitrol, a worldwide leader in electronic component manufacturing. Previously, he was executive vice president at Motorola, Inc. and president of Motorola’s Home and Networks Mobility business, a provider of integrated and customized end-to-end media solutions for cable, wireline and wireless service providers. Moloney played a leading role in expanding the breadth and global market presence of this business, which became a global leader in both video and WiMAX wireless solutions under his leadership. Moloney served nearly 10 years in senior-level capacities at Motorola and previously, 16 years in managerial positions of increasing responsibility at General Instrument Corporation before its acquisition by Motorola early in 2000. He holds a bachelor’s degree in electrical engineering from the University of Michigan and a master of business administration from the University of Chicago.

About Motorola

Motorola is known around the world for innovation in communications and is focused on advancing the way the world connects. From broadband communications infrastructure, enterprise mobility and public safety solutions to mobile and wireline digital communication devices that provide compelling experiences, Motorola is leading the next wave of innovations that enable people, enterprises and governments to be more connected and more mobile. Motorola (NYSE: MOT) had sales of US $22 billion in 2009. For more information, please visit www.motorola.com.

Media contact:

Jennifer Erickson

Motorola

+1 847-435-5320

jennifer.erickson@motorola.com

Investor contact:

Dean Lindroth

Motorola

+1 847-576-6899

dean.lindroth@motorola.com

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